Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This Fifth Amendment to Office Building Lease, effective 9 November, 2017, is entered into between 6797 Winchester, LLC, a Delaware limited liability company, successor in interest to Borealis Medical, LLC, ("Landlord"), and Encision, Inc., a Colorado Corporation ("Tenant"),  and is made with reference to the following facts:

A. Landlord's predecessor in interest and Tenant entered into a Lease Agreement dated June 3, 2004, as amended on November 20, 2006, March 29, 2009, May 18, 2011 and November 7, 2013 (collectively the "Lease") for commercial real property located at 6797 Winchester Circle, Boulder Colorado, 80301, the present square footage of which is 29,000 rentable square feet, commonly referred to as Suites A. B, C, and D ("Premises").

B.  Landlord and Tenet wish to amend the Lease as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby  acknowledged, Landlord and Tenant agree that the Lease is amended as follows:

1. Term. Landlord and Tenant agree to extend the term of the Lease for an additional five (5) years commencing on August 1, 2019 and ending on July 31, 2024 ("Extended Term"), Pursuant to the Fourth Amendment, Tenant received two (2) Renewal Periods, one of which is being used for this Extended Term. Tenant retains one (1) remaining Renewal Period of five (5) years, which remains subject to the terms and conditions stated in the Fourth Amendment

2.  Rent.  Minimum Rent during the Extended Term shall be as follows:

Year	Base Rent Rate (not including NNN and utilities)	Monthly Base Rent (not including NNN and utilities)
Year 1 (August 1, 2019 – July 31, 2020)	$11.50	$27,791.67
Year 2 (August 1, 2020 – July 31, 2021)	$12.00	$29,000.00
Year 3 (August 1, 2021 – July 31, 2022)	$12.50	$30,208.33
Year 4 (August 1, 2022 – July 31, 2023)	$13.00	$31,416.67
Year 5 (August 1, 2023 – July 31, 2024)	$13.50	$32,625.00

3.   Base  Rent Abatement. Upon commencement of  the Extended Term, Base Rent shall  be abated for two (2) months  for  a  total  abatement amount of $55,583.33. Tenant remains obligated to pay NNN and utility expenses during the abatement period.

4.   Right of First Refusal.  Tenant's First Right, which was scheduled to automatically terminate as of July 31, 2019 pursuant to Section 8 of the Fourth Amendment, is reinstated for the Extended Term, subject to the terms and conditions as stated in Section 8 of the Fourth Amendment, and shall now automatically terminate on the earlier of either the last day of the Extended Term (July 31, 2017) or Lease termination.

5.  Tenant Improvements. Except as provided below, the Premises is leased in "AS-IS" condition.

A.
Improvement Allowance. Landlord shall provide a tenant improvement allowance of $5.00 per rentable square foot (a total of $145,000.00) ('TI Allowance"). Any costs in excess of the TI Allowance shall be the sole responsibility of Tenant. The parties acknowledge that any pre-existing un·used allowance funds have expired. Tenant is responsible for all costs associated with the design and construction of permanent improvements to the Premises (and Property to the extent required by the City of Boulder,as described in subsection (C) below), and may use the TI Allowance towards payment of these hard and soft costs. Tenant shall provide Landlord with final invoices, lien releases and certificates of occupancy (if required) or other City of Boulder sign offs on a percent completion basis. Provided that no default by Tenant then exists, Landlord shall have thirty (30) days after receipt thereof to remit portions of the TI Allowance owed to Tenant, expect to the extant Landlord reasonably disputes the payment. Any unused portion of the TI Allowance will expire January 1, 2020.

B.
Construction Process; Design Costs. The terms and conditions stated in subsections (c) and (d) of Section 6 of Amendment Four shall govern use of TI allowance funds and construction, except as expressly modified by this Fifth Amendment. Landlord shall approve the Tenant plans and contractor prior to initiation of construction, work and otherwise subject to the terms for the Lease. In addition to oversight and approval rights, Landlord is entitled to conduct at its own expense, an independent structural review prior to commencement of demolition or construction work and take any additional steps or require reasonable modification of Tenant's  proposed plans to ensure that any proposed Tenant Improvement will not jeopardize the structural integrity of the Premises and Building. To the extent Landlord renders services on Tenant's behalf, Landlord shall charge a market rate-construction management fee for any services rendered. The preliminary revised space plan, with one revision, shall be provided at Landlord's sole cost and expense to Tenant (not as part of the TI Allowance).

C.
City of Boulder Upgrade. Should Tenant's tenant improvement work trigger the City of Boulder to require additional work to the Premises or Property, as a condition to issuance of any permit Tenant must obtain to complete its tenant improvements, Tenant shall be solely responsible for the cost of such work regardless of whether such work relates to the scope of tenant improvement work contemplated by Tenant. Tenant shall inform Landlord of any additional required work the City of Boulder requires and shall coordinate the completion of such additional work with Landlord.

6.  Operating Expenses. Any cap on any component of the Operating Expenses established in Section 5 of the Fourth Amendment is lifted. The 2017 annual Operating Expenses are estimated to be $4.75 per rentable square foot, subject to change based upon actual cost.

7.  Successor in Interest.  Tenant acknowledges that the Landlord is the successor in interest to Borealis Medical, LLC and attorns to it as its Landlord.

8.  Defined Terms. Unless otherwise defined in this Fifth Amendment, initially capitalized terms used herein have the same meaning given them in the Lease.

9.  Effect of the Fifth Amendment.  Except as expressly modified herein, the Lease is unmodified, is hereby ratified and affirmed, will remain in full force and effect in accordance with its terms and will apply to the Premises. This Lease shall be binding upon the parties. If there is any inconsistency between the terms of the Lease and the terms of this Fifth Amendment, the provisions of this Fifth Amendment will govern and control the rights and obligations of Landlord and Tenant.

10.  Broker.  Jason P. Kruse of the Colorado Group, Inc. is acting as Landlord's broker. Eric Brynestad of JLL is acting as Tenant's broker and shall be compensated a fee of three percent (3%) of the net lease value for any term (limited to five years) beyond July 31, 2019 (approximately $70,000.00). Tenant shall be responsible for any commissions to their agent in excess of the three percent Landlord and Tenant each warrant and represent to the other that neither party has employed any other real estate broker or agent in connection with this Lease. Each party agrees to indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of the other's representation herein being inaccurate.

11. Counterparts, Facsimile Signature. This Fifth Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all such counterparts taken together will constitute one and the same instrument. This Fifth Amendment may be executed and delivered by one party to the other by facsimile  or e-mail (PDF) transmission, and counterparts executed and delivered in such manner will be fully binding and enforceable to the same effect as if an original had been executed and delivered instead.

Date: 11-14-17
LANDLORD:

6797 Winchester, L.LC
A Delaware Limited Liability Company

By: GOTTSTEIN PROPERTIES, LLC
An Alaska Limited Liability Company
Its Sole Member

By:  /a/ Robert A. Mintz
Robert A. Mintz
Its:  Authorized Agent

Date: 9 Nov 2017	TENANT: ENCISION, INC. A Colorado Corporation By: /s/ Gregory J. Trudel Gregory J. Trudel President and CEO